Exhibit 99.1

Tetraphase Pharmaceuticals Announces Corporate Reorganization Aimed at

Maximizing XERAVATM (Eravacycline) Commercial Opportunity

Company to Eliminate Internal Research Function and Explore Pipeline Out-licensing

Opportunities to Focus the Company’s Resources on XERAVATM Commercial Success

Workforce and R&D Expense Reduction Expected to Result in

Annualized Savings of Approximately $8 Million

Larry Edwards Named President and Chief Executive Officer;

Guy Macdonald to Remain on Board of Directors

WATERTOWN, Mass., June 12, 2019 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), (“Tetraphase” or “the Company”) today announced a corporate reorganization in order to maximize the commercial opportunity for XERAVATM (eravacycline), the Company’s novel tetracycline antibacterial indicated for the treatment of complicated intra-abdominal infections (cIAI) in patients 18 years of age and older. This reorganization will include elimination of the Company’s internal research function and an exploration of out-licensing opportunities for the Company’s pipeline of innovative early-stage antibiotics and oncology product candidates. As part of the reorganization, Larry Edwards, who currently serves as Chief Operating Officer, will succeed Guy Macdonald as President and Chief Executive Officer following a transition period that will last through August 1, 2019. Mr. Edwards will join the Tetraphase Board of Directors (“the Board”) in August, and Mr. Macdonald will remain a director and, in addition, serve as a consultant to the Company into December 2019.

“XERAVA is a critically important new addition to the hospital antibiotic armamentarium, and we firmly believe that by implementing this reorganization we can concentrate our efforts and resources entirely on ensuring its commercial success,” said Mr. Macdonald. “Despite the urgent public health crisis stemming from a need for newer, more effective antibiotics, the process of launching one requires a long runway and unwavering perseverance. The Board and I believe that Larry, with his extensive experience launching novel antibiotics, is the right person to lead Tetraphase through the XERAVA launch period, and that a singularly focused organization is central to the success of our mission.”

“The changes we are undertaking are intended to enable Tetraphase to focus all of its resources on the commercial success of XERAVA, and I am honored to lead this effort going forward,” said Mr. Edwards. “As a result of the efforts of our field force, we are seeing a strong uptake for Xerava in the US, where we continue to see double digit monthly growth in sales of cartons with a mean growth of 40% per month over the last three months. Currently, in the second quarter of 2019 we are tracking to double our net sales as compared to the first quarter and continuing to observe increased formulary uptake. Tetraphase owes its many innovations, including the discovery of XERAVA, TP-271, TP-6076 and TP-2846, to its foundational chemistry platform, making the decision to eliminate our research group particularly difficult. We look forward to exploring opportunities for additional value creation through the out-licensing of our innovative early-stage antibiotics and oncology portfolio. We wish the best for those affected by this reorganization and will endeavor to make their transitions to other opportunities as smooth as possible.”

In addition to the promotion of Mr. Edwards, Maria Stahl, Senior Vice President and General Counsel of Tetraphase, has been promoted to Chief Business Officer. In this new role, her responsibilities will include overseeing other corporate functions, including finance, business development and investor relations. The reorganization will also include the departure of Tetraphase’s Chief Medical Officer, Larry Tsai, M.D. and Chief Scientific Officer, Jacques Dumas, Ph.D. Dr. Tsai has been an outstanding contributor to Tetraphase’s development programs. Dr. Tsai is resigning his position effective June 24, 2019. Dr. Dumas’ position is being eliminated effective July 19, 2019. Dr. Dumas is expected to enter into a consulting relationship with the Company in order to support the out licensing of TP-2846, the Company’s novel drug candidate for acute myeloid leukemia. Dr. Dumas leadership was critical in the development effort leading to TP-2846. Elimination of the Company’s research function and certain corporate support functions will result in a reduction in force of approximately 20%, or 24 employees. The Company expects that the reorganization and other cost-saving efforts will result in an approximate $8.2 million reduction in net cash required for operating activities on an annualized basis. Tetraphase estimates that the reorganization will be substantially completed by the third quarter of 2019 and that the Company will incur approximately $2.4 million of pre-tax charges for severance and other costs, primarily during the second and third quarters of 2019.

About XERAVATM

XERAVA (eravacycline for injection) is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections (cIAI) in patients 18 years of age and older. XERAVA was investigated for the treatment of cIAI as part of the Company’s IGNITE (Investigating Gram-Negative Infections Treated with Eravacycline) Phase 3 program. In the first pivotal Phase 3 trial in patients with cIAI, twice-daily intravenous (IV) XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to ertapenem and was well-tolerated. In the second Phase 3 clinical trial in patients with cIAI, twice-daily IV XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to meropenem and was well-tolerated. In both trials, XERAVA achieved high cure rates in patients with Gram-negative pathogens, including resistant isolates.

Important Safety Information

XERAVA is contraindicated for use in patients with known hypersensitivity to eravacycline, tetracycline-class antibacterial drugs, or to any of the excipients. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with XERAVA.

The use of XERAVA during tooth development (last half of pregnancy, infancy and childhood to the age of eight years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of XERAVA during the second and third trimester of pregnancy, infancy and childhood up to the age of eight years may cause reversible inhibition of bone growth.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis.

The most common adverse reactions observed in clinical trials (incidence ≥3%) were infusion site reactions (7.7%), nausea (6.5%), and vomiting (3.7%).

XERAVA is structurally similar to tetracycline-class antibacterial drugs and may have similar adverse reactions. Adverse reactions including photosensitivity, pseudotumor cerebri, and anti-anabolic action which has led to increased BUN, azotemia, acidosis, hyperphosphatemia, pancreatitis, and abnormal liver function tests, have been reported for other tetracycline-class antibacterial drugs, and may occur with XERAVA. Discontinue XERAVA if any of these adverse reactions are suspected.

To report SUSPECTED ADVERSE REACTIONS, contact Tetraphase Pharmaceuticals Inc., at 1-833-7-XERAVA (1-833-793-7282) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full Prescribing Information for XERAVA at www.XERAVA.com.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase Pharmaceuticals, Inc., is a biopharmaceutical company using its proprietary chemistry technology to create novel tetracyclines for serious and life-threatening conditions, including infections caused by many of the multidrug-resistant bacteria highlighted as urgent public health threats by the World Health Organization and the Centers for Disease Control and Prevention. The Company has created more than 3,000 novel tetracycline compounds using its proprietary technology platform. Tetraphase’s lead product XERAVATM is approved for the treatment of complicated intra-abdominal infections by the U.S. Food and Drug Administration and the European Medicines Agency. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, including the anticipated benefits of the restructuring, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including our cash resources and the expected revenue from sales of Xerava will be sufficient to fund our operations in the future; whether the restructuring and the focus on our commercial operations will result in the reduced expenses and other benefits that we anticipate; and other clinical, regulatory and commercial risk factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q for the period ended March 31, 2019, filed with the Securities and Exchange Commission on May 8, 2019. In addition, the forward-looking statements included in this press release represent our views as of June 12, 2019. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Investor and Media Contact:

Argot Partners

Maeve Conneighton

212-600-1902

maeve@argotpartners.com

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